Exhibit 24

Power of Attorney Relating to Subsequent Amendments

        The undersigned, being all of the directors of The Marcus Corporation (the “Company”), a Wisconsin corporation, do hereby adopt the following resolution by written consent in lieu of a meeting of the Board of Directors pursuant to Section 180.0821 of the Wisconsin Statutes, such action to have the same effect as if taken at a duly constituted meeting of the Board of Directors held on the 9th day of January, 2007:

        RESOLVED, that the Board, and each of the individual directors below, constitutes and appoints Stephen H. Marcus, Douglas A. Neis and Thomas F. Kissinger, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

/s/ Stephen H. Marcus	/s/ Bruce J. Olson
Stephen H. Marcus	Bruce J. Olson
/s/ Gregory S. Marcus	/s/ Diane Marcus Gershowitz
Gregory S. Marcus	Diane Marcus Gershowitz
/s/ Daniel F. McKeithan, Jr.	/s/ Allan H. Selig
Daniel F. McKeithan, Jr	Allan H. Selig
/s/ Timothy E. Hoeksema	/s/ Philip L. Milstein
Timothy E. Hoeksema	Philip L. Milstein
/s/ Bronson J. Haase	/s/ James D. Ericson
Bronson J. Haase	James D. Ericson